Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BROOKDALE SENIOR LIVING INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware

Brookdale Senior Living Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: The first sentence of Article Four, Part A, Section 1 of the Corporation’s Amended and Restated Certificate of Incorporation, as amended to date, is hereby amended to read in its entirety as set forth below:

“The total number of shares of Capital Stock (as defined below) which the Corporation has authority to issue is 450,000,000 shares, consisting of:

a. 400,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”); and

b. 50,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).”

SECOND: The foregoing amendment has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware (“DGCL”) at a special meeting of the stockholders of the Corporation that was duly called and held upon notice in accordance with Section 222 of the DGCL, at which meeting the necessary number of shares as required by the DGCL were voted in favor of this amendment.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed in its corporate name by the undersigned duly authorized officer as of this 30th day of July, 2014.

By:	/s/ Chad C. White
Name: Chad C. White
Title: Vice President, Co-General Counsel and Secretary